                                                            EXHIBIT 12



                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                              -------------------



                                           Six Months Ended  Three Months Ended
                                             June 30, 1996     June 30, 1996
                                           ----------------  ------------------
Earnings before income taxes and
  cumulative effect of accounting changes     $5,400              $2,748

Add (Deduct):
Equity in net earnings of less than 50%
   owned affiliates                             (103)                (69)
Dividends from less than 50% owned
   affiliates                                     95                  53
Fixed charges                                    699                 337
Interest capitalized, net of amortization          6                   1
                                              ------              ------
Earnings available for fixed charges          $6,097              $3,070
                                              ======              ======

Fixed charges:
Interest incurred:
   Consumer products                          $  591              $  286
   Financial services and real estate             43                  19
                                              ------              ------
                                                 634                 305

Portion of rent expense deemed to represent
   interest factor                                65                  32
                                              ------              ------
Fixed charges                                 $  699              $  337
                                              ======              ======

Ratio of earnings to fixed charges               8.7                 9.1
                                              ======              ======

                                                             EXHIBIT 12


                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                              -------------------




                                        Years Ended December 31,
                             ------------------------------------------------
                               1995      1994     1993       1992      1991
                             --------  --------  --------  --------  --------
  Earnings before
     income taxes and
     cumulative effect
     of accounting changes   $ 9,347   $ 8,216   $ 6,196   $ 8,608   $ 6,971

  Add (Deduct):
  Equity in net earnings of
     less than 50% owned
     affiliates                 (246)     (184)     (164)     (107)      (95)
  Dividends from less than
     50% owned affiliates        202       165       151       125        72
  Fixed charges                1,495     1,537     1,716     1,736     1,899
  Interest capitalized, net
     of amortization               2        (1)      (13)       (3)      (11)
                             -------   -------   -------   -------   -------
  Earnings available for
     fixed charges           $10,800   $ 9,733   $ 7,886   $10,359   $ 8,836
                             =======   =======   =======   =======   =======

  Fixed charges:
  Interest incurred:
     Consumer products       $ 1,281   $ 1,317   $ 1,502   $ 1,525   $ 1,711
     Financial services and
       real estate                84        78        87        95        83
                             -------   -------   -------   -------   -------

                               1,365     1,395     1,589     1,620     1,794
  Portion of rent expense
     deemed to represent
     interest factor             130       142       127       116       105
                             -------   -------   -------   -------   -------

  Fixed charges              $ 1,495   $ 1,537   $ 1,716   $ 1,736   $ 1,899
                             =======   =======   =======   =======   =======
  Ratio of earnings to
     fixed charges               7.2       6.3       4.6       6.0       4.7
                             =======   =======   =======   =======   =======